EXHIBIT 4.9
SIXTH AMENDMENT
TO
GATX CORPORATION
HOURLY EMPLOYEES RETIREMENT SAVINGS PLAN
(As Amended and Restated Effective as of January 1, 1997)
     By virtue and in exercise of the amending authority reserved to the undersigned officer of GATX Corporation (the “Company”) by the provisions of subsection 13.1 of the GATX Corporation Hourly Employees Retirement Savings Plan (the “Plan”), the Plan is amended in the following particulars, each of which, except as otherwise specifically provided, shall be effective as of March 28, 2005:
     1. Effective as of August 1, 2005, by substituting the following for subsection 4.1 of the Plan:
     “4.1. Amount of Before-Tax Contributions. Subject to the terms and conditions of the Plan, a Participant may elect as follows:
(a)	Subject to the limitations set forth in section 4.6 and Section 8, for each payroll period, a Participant may elect to have his pay reduced, and a corresponding amount contributed on his behalf to the Plan, which amount shall not be less than 1 percent or more than 50 percent (15 percent for payroll periods ending before August 1, 2005) of his Eligible Compensation (as defined in subsection 4.5) for each payroll period during which he is eligible to participate in the Plan. Any contributions made on behalf of a Participant pursuant to this paragraph (a) shall be referred to as a “Before-Tax Contribution.”

(b)	All Participants who are eligible to make Before-Tax Contributions under this Plan for any Plan Year pursuant to paragraph (a) next above and who have attained age 50 before the close of such Plan Year shall be eligible to make, in addition to the Before-Tax Contributions described in paragraph (a) next above, “catch-up” Before-Tax Contributions of not more than 25 percent (15 percent for Plan Years ending before January 1, 2005) of his Eligible Compensation in accordance with, and subject to the limitations of, section 414(v) of the Code and such additional rules as the Benefits Committee may establish on a uniform and nondiscriminatory basis. Such catch-up Before-Tax Contributions shall not be taken into account for purposes of the limitations on Before-Tax Contributions described in paragraph (a) next above, or for purposes of the provisions of the Plan implementing the required limitations of Code sections 402(g) and 415. The Plan shall not be treated as failing to satisfy the provisions of the Plan implementing the requirements of section 401(k)(3), 410(b) or 416 of the Code, as applicable, by reason of the making of such catch-up Before-Tax Contributions.
Any election pursuant to this subsection 4.1 shall be made and be effective in accordance with such rules and procedures as the Benefits Committee may establish from time to time on a uniform and nondiscriminatory basis.”

     2.       By substituting the following for paragraphs 11.1(a) and (b) of the Plan:
“(a)	If the value of the Participant’s Accounts (including any outstanding loan balance) does not exceed $1,000 ($5,000 prior to March 28, 2005), the balance of such Accounts, less any outstanding loan balance (including accrued and unpaid interest) distributable in accordance with paragraph 10.1(i), shall be distributed to him in a lump sum payment.

(b)	If the value of the Participant’s Accounts (including any outstanding loan balance) exceeds $1,000 ($5,000 prior to March 28, 2005), the balance of such Accounts, less any outstanding loan balance (including accrued and unpaid interest) distributable in accordance with paragraph 10.01(j), shall be distributed to the Participant on or as soon as practicable after the Distribution Date (as defined in paragraph (c) below) he elects, in a lump sum payment.”
     3.       By substituting the following for paragraph (a) of subsection 11.2 of the Plan:
“(a)	If the Participant dies before benefit payments to him have commenced, the balance of his Accounts, less any outstanding loan balance distributable in accordance with paragraph 10.1(j), shall be distributed as soon as practicable after his death to his Beneficiary (as defined in subsection 11.5) in a lump sum; provided, however, that if such balance is greater than $1,000 ($5,000 in the case of distributions before March 28, 2005), the Beneficiary may delay commencement of benefit payments by electing a later Distribution Date, subject to the provisions of subsection 11.3 (relating to required minimum distributions).”
     4.       By substituting the following for subsection 11.6 of the Plan:
     “11.6. Form of Payment. All distributions pursuant to this Section 11 shall be made in cash; provided, however, that a Participant (or, in the event of his death, his Beneficiary) may elect to have the portion of the Participant’s Account which, at the time of the distribution, is invested in the GATX Stock Fund distributed in the form of whole shares of GATX common stock with cash in lieu of any fractional shares.”
     IN WITNESS WHEREOF, the undersigned has executed this amendment this 30th day of August, 2005.

By:	/s/ R. Ciancio

Its:

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